EXHIBIT 11
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                               EARNINGS PER SHARE
                               DILUTED COMPUTATION
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                 Three months ended        Nine months ended
                                    September 30,             September 30,
                                 1999          1998        1999         1998
                                 ----          ----        ----         ----
Basis for computation
of diluted earnings per share:

Earnings from continuing
 operations before
 extraordinary item and
 cumulative effect of a
 change in accounting
 principle               $      13.2  $     48.7   $    133.6   $    160.3
Earnings (loss) from
 discontinued operations           -       (10.9)           -         12.5
Extraordinary charge -
 debt retirement                   -        (0.9)           -         (3.6)
Cumulative effect of a
 change in accounting
 principle                         -           -         (7.5)           -
                          ----------  ----------   ----------  -----------
Net earnings
 applicable to
 common stock             $      13.2  $     36.9   $    126.1  $     169.2
                           ==========  ==========   ==========  ===========

Number of shares:

Weighted average
 shares outstanding       114,369,107 114,283,410  114,339,454  114,189,503
Common stock equivalents      130,853     344,318      226,442      708,075
                          ----------- -----------  -----------  -----------
Total common and common
 equivalent shares assuming
 dilution                 114,499,960 114,627,728  114,565,896  114,897,578
                          =========== ===========  ===========  ===========

Diluted earnings per share:

Earnings from continuing
 operations before
 extraordinary item and
 cumulative effect of a
 change in accounting
 principle               $      0.12 $      0.43  $      1.17 $       1.40
Earnings (loss) from
 discontinued operations           -       (0.10)           -         0.10
Extraordinary charge -
 debt retirement                   -       (0.01)           -        (0.03)
Cumulative effect of a
 change in accounting
 principle                         -           -        (0.07)           -
                          ----------  ----------   ----------  -----------
Net earnings             $      0.12 $      0.32  $      1.10 $       1.47
                          ==========  ==========   ==========  ===========

This calculation is submitted in accordance with Regulation
S-K Item 601(b)(11).

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